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                                                            EXHIBIT (d)(xvi)(a)


                        RIDER TO TOTAL RETURN PORTFOLIO
                        OF ENTERPRISE ACCUMULATION TRUST
                         PORTFOLIO MANAGER'S AGREEMENT
                             DATED AUGUST 31, 2001

         THIS RIDER, made the 17th day of September, 2002, is among Enterprise Accumulation Trust (the "Fund"), Enterprise Capital Management, Inc., and Pacific Investment Management Company, LLC.

         The Agreement is modified by the following:

         The Portfolio Manager shall maintain all books and records with respect to the Total Return Portfolio's portfolio transactions required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the Investment Company Act of 1940 ("the 1940 Act") and shall render to the Fund's Board of Trustees such periodic and special reports as the Fund's Board of Trustees may reasonably request. The Portfolio Manager shall timely furnish to the Adviser all information relating to the Portfolio Manager's services under this Agreement needed by the Adviser to keep the other books and records of the Total Return Portfolio required by Rule 31a-1 under the 1940 Act. The Portfolio Manager agrees that all records that it maintains on behalf of the Total Return Portfolio are property of the Total Return Portfolio and the Portfolio Manager will surrender promptly to the Total Return Portfolio any of such records upon the Total Return Portfolio's request; provided, however, that the Portfolio Manager may retain a copy of such records. The Portfolio Manager further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement. The Portfolio Manager shall perform a monthly reconciliation of the Total Return Portfolio to the holdings report provided by the Fund's custodian and bring any material or significant variances regarding holdings or valuations to the attention of the Adviser.

         Whenever there is any conflict between this Rider and the printed part of the Agreement, the provisions of the Agreement are paramount and the Agreement shall be construed accordingly.

         IN WITNESS WHEREOF, the parties hereof have caused this Rider to be signed by their duly authorized officers and their corporate seals hereunto affixed and attested as of the date first above written.


                                    ENTERPRISE ACCUMULATION TRUST

                                    By:
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                                    ENTERPRISE CAPITAL MANAGEMENT, INC.

                                    By:
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                                    PACIFIC INVESTMENT MANAGEMENT COMPANY, LLC

                                    By:
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